UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 20, 2013
JACK HENRY & ASSOCIATES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-14112	43-1128385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

663 Highway 60, P.O. Box 807, Monett, MO 65708
(Address of Principle Executive Offices)
(Zip Code)

417-235-6652
(Registrant's telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On December 20, 2013, Jack Henry & Associates, Inc. (the "Company") announced that it has entered into a formal agreement ("Agreement") with The Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Federal Reserve Bank of St. Louis (the "Regulators").  The Regulators together regulate the Company's operations as the Federal Financial Institutions Examination Council ("FFIEC").  Over a year ago, operations at the Company's Lyndhurst, NJ processing center were temporarily but significantly disrupted by Super Storm Sandy, impacting the financial institutions served by that facility until the Company was able to return to normal operations. The Agreement commits the Company to a process of assessing, improving and monitoring its disaster recovery and business continuity plans and the management of related risks across the Company.

Following resumption of normal operations at the Lyndhurst facility, the Company conducted a thorough review of all of its processing operations and its disaster recovery and business continuity plans.   Based on the results of this review a number of changes in management, organizational structure, technology, processes and governance were implemented.  Many of the items required by the Agreement were implemented or were being implemented prior to the Company's execution of the Agreement.  The Agreement commits the Company to a process of regular reporting on corrective actions and to monitoring of its compliance with applicable regulations and guidance from the Regulators and the FFIEC.  The Agreement does not impose any fines or penalties on the Company, and reflects the lowest possible level of official action by the Regulators.

The Company recorded material costs and expenses associated with the 2012 hurricane events at the Lyndhurst, NJ facility in its prior fiscal year ended June 30, 2013 and it is not anticipated that costs associated with compliance with the Agreement will be material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK HENRY & ASSOCIATES, INC.
(Registrant)

Date:	December 20, 2013	/s/ Kevin D. Williams
Kevin D. Williams
Chief Financial Officer and Treasurer